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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                       September 25, 1998

                    SPRINGS ANNOUNCES SALE OF ROCK HILL PLANT
                          TO YORK PRINTING & FINISHING

         ROCK HILL, S.C. _ Springs Industries today announced the sale of its Rock Hill Printing and Finishing Plant to York Printing & Finishing of York, S.C. The terms of the sale were not disclosed.

         York Printing & Finishing was founded by Bonnie Watts, president, in 1978. York Printing currently operates a plant in York, S.C., that prints fabric for the apparel and specialty industry.

         The sale includes the majority of the plant facility and property located in downtown Rock Hill bounded by Stewart Avenue, White Street and the former Laurel Street, involving approximately 925,000 square feet of plant space on approximately 23.5 acres. Springs will retain the warehouse facility located southeast of Laurel Street. In addition, Springs will lease back from York Printing office and warehouse space that houses its retail fabrics marketing, design and administrative center.

         "We are pleased that this facility will have a new life and create jobs," said Crandall C. Bowles, Springs chairman and chief executive officer. "This plant has a long and proud history in the community and we wish the new owners well. We especially thank Congressman John Spratt for his efforts to make this sale a reality. It likely would not have happened without his active involvement."

         In February, Springs announced the closing of the 69-year-old plant which it acquired from M. Lowenstein & Sons in 1985. Production at the facility ended in late May. The plant finished and printed fabric for Springs' Retail and Specialty Fabrics Division. Most of the production from the plant was consolidated into Springs' more modern facility at Grace Complex in Lancaster. Springs is a major supplier of retail fabrics, which are sold in stores for home sewing and crafts.

         As a result of the sale of the facility, Springs expects to report a non-operating gain which will be included in its third quarter results.

         Springs Industries (NYSE: Ticker symbol SMI) is a major manufacturer and marketer of home furnishings and specialty fabrics with headquarters in Fort Mill, S.C. The company operates facilities in 10 U.S. states and owns marketing and distribution subsidiaries in Canada and Mexico.

                                 www.springs.com




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